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                                                                   EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary -- Selected Consolidated Historical Financial Data", "Selected Consolidated Historical Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of Martin Marietta Materials, Inc. for the registration of $200,000,000 of 5.875% Notes due 2008 and to the incorporation by reference therein of our report dated January 19, 1998, with respect to the consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31,1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


February 3, 1999
Raleigh, North Carolina